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Exhibit 99

For Immediate Release July 30, 2003 2003-08	For Investor Inquires, contact: Thomas K. Peck 317/808-6168
For Media Inquires, contact: Donna M. Hovey 317/808-6137
Duke Realty Announces Second Quarter Earnings Common Stock Dividend Increase Also Announced

        Indianapolis—Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the second quarter of 2003 was $34.5 million on revenues of $196.2 million, compared to $48.5 million on revenues of $194.6 million for the second quarter last year. On a per share basis, second quarter net income available for common shareholders was $0.25 per share compared with $0.36 per share for the second quarter of 2002. All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

        Diluted funds from operations ("FFO") were $92.0 million for the second quarter of 2003 versus $102.0 million for the same period in 2002. On a per share basis, second quarter FFO was $0.59 compared to $0.65 for the second quarter of 2002. FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

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        Duke also announced today that its Board of Directors increased its quarterly common stock dividend to $0.46 per share, payable on August 29, 2003, to shareholders of record on August 14, 2003. The new dividend is a 1.1 percent increase over the previous amount and equals $1.84 per share on an annualized basis. Including increases in each of the past ten years, Duke has increased its common stock dividend more than 104 percent since its October 1993 public offering.

        The Board also declared today the following dividends on the Company's outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	September 16, 2003	September 30, 2003
Series D	DREPRD	$.46094	September 16, 2003	September 30, 2003
Series E	DREPRE	$.51563	September 16, 2003	September 30, 2003
Series I	DREPRI	$.52813	September 16, 2003	September 30, 2003

        Property information at June 30, 2003 was as follows:

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  The Company's 900 stabilized in-service properties totaling 104.8 million square feet were 87.8 percent leased.

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  The Company's value creation pipeline increased for the fourth consecutive quarter to $384.7 million at June 30. The pipeline includes $130.7 million of developments with an expected stabilized return of 10.2 percent that Duke plans to own indefinitely after completion; $90.6 million of developments with an expected stabilized return of 10.8 percent that the Company plans to sell within approximately one year of completion; and a $163.4 million backlog of third-party construction volume with an overall 8.5 percent pre-tax profit margin.

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  Including recently completed developments that have not reached stabilization and developments still under construction, the Company's total portfolio at the end of the

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  second quarter consisted of more than 109.0 million square feet that were 87.3 percent leased.

        The Company also disclosed the following information for the second quarter of 2003:

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  Duke renewed 70.1 percent of leases up for renewal, totaling 1.5 million square feet, on which it attained a 4.4 percent growth in net effective rents.

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  Year-to-date same property net operating income for 2003 decreased 4.4 percent.

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  The Company's interest and fixed-charge coverage ratios in the second quarter were 3.8 and 2.9, respectively, and its debt-to-total market capitalization ratio was 32.4 percent at June 30, 2003.

        Commenting on Duke's second quarter performance, Tom Hefner, Chairman and Chief Executive Officer, stated,

  "Overall, our performance in the second quarter was satisfactory. Highlights for the quarter included:

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    Strong third-party construction activity, continued building of our value creation pipeline, and resumed growth in per share funds from operations.

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    After solid occupancy growth in the first quarter, our flat performance in the second quarter was disappointing, but reflects the current state of the economy.

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    We continued our strong capital markets performance during the quarter with the issuance of $150 million of 10-year debt at an effective interest rate of 4.635 percent; the lowest priced 10-year debt issuance in REIT history.

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    We raised our dividend for the eleventh time in 10 years.

  With continued FFO growth anticipated for the third and fourth quarters, we remain comfortable with our $2.40 to $2.55 per share guidance range previously announced."

        When used in this press release, the word "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements, including estimates of our future operating performance, are subject to certain risks and uncertainties identified in our reports filed with the SEC that could cause actual results to differ materially. In

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particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are also advised to refer to Duke's Form 8-K Report as filed with the Securities and Exchange Commission on July 25, 2003 for additional information concerning risks about investing in our securities.

        Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States. Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from more than 4,000 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt. Duke owns interests in more than 109 million square feet of properties, has over 1,000 employees and owns or controls more than 4,000 acres of undeveloped land that can support more than 63 million square feet of future development. Visit Duke on the web at www.dukerealty.com.

        A copy of the Company's June 30, 2003 supplemental information fact book will be available after 7:00 p.m. EST today in the Investor Information section of the Company's web site at www.dukerealty.com. Duke is also hosting a conference call tomorrow at 2:30 p.m. Eastern Daylight Time (New York time) to discuss its second quarter operating results. All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company's web site at www.dukerealty.com.

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Financial Highlights
(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
Operating Results
	2003	2002	2003	2002
Revenues from continuing operations	$196,160	$194,629	$390,195	$398,205
Earnings from rental operations	46,124	59,810	89,597	114,293
Earnings from service operations	4,883	7,611	6,936	23,126
Net income for common shareholders—Basic	34,538	48,528	72,015	93,806
Net income for common shareholders—Diluted	38,298	54,011	79,900	105,037
Funds from operations—Basic	80,783	88,835	157,973	176,114
Funds from operations—Diluted	92,048	102,002	180,176	203,521
Per Share:
Net income—common shareholders—Basic	$0.26	$0.36	$0.53	$0.70
Net income—common shareholders—Diluted	$0.25	$0.36	$0.53	$0.70
Funds from operations—Basic	$0.60	$0.66	$1.17	$1.32
Funds from operations—Diluted	$0.59	$0.65	$1.16	$1.30
Dividend payout ratio of funds from operations	78.0%	70.0%	78.9%	69.6%
Weighted average shares outstanding
Basic—Net income and Funds from operations	135,386	134,196	135,279	133,070
Diluted—Net income	151,019	151,092	150,823	150,682
Diluted—Funds from operations	156,025	157,546	155,830	157,136
Balance Sheet Data			June 30 2003	December 31 2002
Net real estate investments			$4,757,611	$4,702,788
Total assets			5,430,926	5,348,823
Total debt			2,234,877	2,106,285
Shareholders' equity			2,565,595	2,616,180
Common shares outstanding at end of period			135,547	135,007

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Reconciliation of Net Income to Funds From Operations
(in thousands, except per share data)

	Three Months Ended June 30
	2003			2002
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$34,538	135,386	$0.26	$48,528	134,196	$0.36
Add back:
Minority interest in earnings of unitholders	3,760	14,755		5,483	15,114
Other common stock equivalents		878			1,782

Fully Diluted Net Income	38,298	151,019	$0.25	54,011	151,092	$0.36
Adjustments:
Depreciation and Amortization	46,617			42,993
Company Share of Joint Venture Depreciation and amortization	4,774			4,383
(Earnings) loss from depreciable property sales	(105)			(2,550)
Dilutive effect of Convertible Preferred D Shares	2,464	5,006		2,464	5,009
Dilutive effect of Convertible Preferred G Units	0	0		701	1,445

Fully Diluted Funds From Operations	$92,048	156,025	$0.59	$102,002	157,546	$0.65

	Six Months Ended June 30
	2003			2002
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$72,015	135,279	$0.53	$93,806	133,070	$0.70
Add back:
Minority interest in earnings of unitholders	7,885	14,778		11,231	15,922
Other common stock equivalents		766			1,690

Fully Diluted Net Income	79,900	150,823	$0.53	105,037	150,682	$0.70
Adjustments:
Depreciation and Amortization	94,289			85,812
Company Share of Joint Venture Depreciation and amortization	9,777			8,798
(Earnings) loss from depreciable property sales	(8,718)			(2,454)
Dilutive effect of Convertible Preferred D Shares	4,928	5,007		4,928	5,009
Dilutive effect of Convertible Preferred G Units	0	0		1,400	1,445

Fully Diluted Funds From Operations	$180,176	155,830	$1.16	$203,521	157,136	$1.30

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  Exhibit 99